EXHIBIT 4.7

[FORM OF SHAREHOLDER LOCK-UP LETTER]

                , 2004

Morgan Stanley Securities Limited

SG Cowen & Co., LLC

c/o Morgan Stanley Securities Limited
25 Cabot Square
Canary Wharf
London
E14 4QA

Dear Sirs and Mesdames:

The undersigned understands that Morgan Stanley Securities Limited (“Morgan Stanley”) and SG Cowen & Co., LLC (“SG Cowen”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Cyclacel Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley and SG Cowen (the “Underwriters”), of       of the Company’s ordinary shares, nominal value £0.01 (the “Shares”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that without the prior written consent of Morgan Stanley and SG Cowen on behalf of the Underwriters, it will not and will take reasonable steps to ensure that none of its Affiliates or persons acting on its or their behalf will,

(A)                              during the period commencing on the date hereof and ending 180 days after the date of admission of the Shares to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s market for listed securities (“Admission”),

(1)                                  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares or

(2)                                  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares,

whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise; and

(B)                                thereafter, during the period between 181 days and 360 days following Admission not to enter into any of the arrangements set out in (A)(1) or (A)(2) above in respect of more than 50 per cent. of the total number of Shares held by the undersigned as at Admission.

The foregoing agreement shall not apply to:

(a)                                  the sale or lending of any Shares to the Underwriters pursuant to the Underwriting Agreement or any securities lending agreement, as the case may be, or

(b)                                 transactions relating to Shares or other securities acquired in open market transactions after the completion of the Public Offering or

(c)                                  acceptance of a general offer made to all the holders of the issued and allotted shares of the Company for the time being (other than shares held or contracted to be acquired by the offeror or its associates within the meaning of section 430E of the UK Companies Act 1985) made in accordance with the UK City Code on Takeovers and Mergers on terms which treat all such holders alike and which has:

(i)                                     become or been declared unconditional in all respects; or

(ii)                                  been recommended for acceptance by the directors for the time being of the Company,

or from executing and delivering an irrevocable commitment or undertaking to accept a general offer (without any further agreement to transfer or dispose of any ordinary shares or any interest therein) such as is mentioned above, or

(d)                                 the transfer or disposal of Shares by one Affiliate to another, provided that, before registration of any such transfer, the transferee Affiliate executes an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this letter agreement and provided further that, in the event that the transferee Affiliate ceases to hold such a position, it shall immediately prior to such event transfer the Shares back to another entity which is (and was at the date of this Lock-Up Agreement) an Affiliate of the transferring Affiliate;

In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley and SG Cowen on behalf of the Underwriters, it will not,

during the period commencing on the date hereof and ending 180 days after Admission, make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of ordinary shares except in compliance with the foregoing restrictions.

If:

(1)           during the last 17 days of the 180-day or 360-day restricted period the Company issues a earnings release or material news or a material event relating to the Company occurs; or

(2)           prior to the expiration of the 180-day or 360-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day or 360-day period;

the restrictions imposed by this Lock-Up Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

For the purposes of this Lock-Up Agreement, Affiliate means (i) in relation to a company, any subsidiary undertaking or parent undertaking of that company and any other subsidiary undertaking of that parent undertaking as at the date of this Lock-Up Agreement; and (ii) in relation to a partnership, unit trust, investment trust, unincorporated association or other fund (or any trustee or nominee of such entity), any other partnership, unit trust, investment trust, unincorporated association or other fund (or any trustee or nominee of such entity) which is managed or advised by the same manager or adviser (or by an Affiliate of such manager or adviser, as defined in (i) above) as at the date of this Lock-Up Agreement.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)